3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
April 15, 2005	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES REPORTS
FIRST QUARTER EARNINGS

Chicago, Illinois - Corus Bankshares Inc. (NASDAQ: CORS). Corus reports 2005 first quarter earnings of $28.1 million, or $0.97 per diluted share, up 57% from $17.9 million, or $0.62 per diluted share, in the first quarter of 2004.

“We are extremely pleased with our first quarter results,” said Robert J. Glickman, President and Chief Executive Officer. “Total loans outstanding crossed $3 billion, our highest level ever. This growth was supported by commercial real estate loan originations of $1.1 billion, double the amount achieved in the first quarter of 2004. Including commitments, our commercial real estate loan portfolio reached a record $6.3 billion compared to $3.7 billion just one year ago. Furthermore, our pipeline of loans pending remains very strong.

Assets have continued to grow as a result of strong deposit growth. As of the end of the first quarter of 2005, total assets reached $5.6 billion. This represents growth of nearly $2 billion compared to last year, more than a 50% increase.

In addition, net interest income reached $51.5 million in the first quarter, yet another record. This growth in our top line was achieved while keeping tight control on our costs. Noninterest costs were essentially flat compared to last year resulting in an efficiency ratio of only 26%, among the best in the industry.

Finally, we continued our trend of extraordinary loan quality. I’m happy to report that we once again had no commercial real estate loan charge-offs this quarter. In fact, we have not had a single commercial real estate loan charge-off in over five years and only de minimus charge-offs over the last ten years. This achievement is particularly remarkable because over the past ten years we have originated and closed over $12 billion in commercial real estate loans.”

Corus Bankshares, Inc. is a one-bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area and is a leader in providing construction and development loans for commercial real estate projects across the country. Corus Bank finances projects in major markets nationwide with a target loan size from $20 million to $135 million.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “may,” “intends,” “expects,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus’ actual results to differ materially include, but are not limited to, the following:

•
the general state of the economy and, together with all aspects of Corus’ business that are affected by changes in the economy, the impact that changes in short-term interest rates have on Corus’ net interest margin;

•	Corus’ ability to continue its strong loan originations and, potentially, its ability to increase the commercial real estate loan portfolio;
•	the timing of drawdowns on unfunded loan commitments and paydowns of existing loans;
•	Corus’ ability to access and maintain cost-effective funding to support marginal loan growth;
•	Corus’ ability to limit losses associated with nonperforming loans;
•	changes in management's estimate of the adequacy of the allowance for loan losses;
•	the impact of competitors’ pricing initiatives on loan and deposit products;
•	the extent of defaults and losses given default; and
•	changes in the laws, regulations and policies governing financial services companies.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release. Additional information that could affect the Company’s financial results is included in the Company’s 2004 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.

# # #

Summary Financial Data (Unaudited)
(In thousands, except per-share data)	2005	2004	2003 (1)

For the Three Months Ended March 31:
Net income	$28,120	$17,935	$11,793
Basic earnings per share	1.01	0.64	0.42
Diluted earnings per share	0.97	0.62	0.41
Average earning assets	5,192,803	3,538,422	2,536,625
Net interest income (fully taxable equivalent)	52,195	37,399	27,276
Noninterest income (without securities gains/losses)	3,543	3,483	3,722
Net operating revenue (2)	55,738	40,882	30,998
Cash dividends declared per common share	0.350	0.313	0.080
Net interest margin (fully taxable equivalent)	4.02%	4.23%	4.30%
Return on equity (ROE)	18.7%	13.1%	9.8%
Return on assets (ROA)	2.1%	2.0%	1.8%
Efficiency ratio (3)	25.9%	34.8%	41.0%

Capital Ratios at March 31:
Leverage (Tier 1 capital to quarterly average assets)	14.19%	17.49%	17.50%
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	13.80%	18.42%	16.64%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	16.74%	21.04%	18.59%
Common equity to total assets	10.80%	14.97%	18.68%

Common Stock Data at March 31:
Market price per common share	$47.69	$40.29	$19.96
Common shareholders' equity per share	21.75	19.81	17.32
Shares outstanding at end of period	27,808	27,900	28,058

Reflects a 100% stock dividend on December 15, 2003.
(1) 2003 data restated due to the impact of the adoption of Statement of Financial Accounting Standards No. 123.
(2) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.
(3) Noninterest expense less goodwill amortization, divided by net operating revenue.

Condensed Consolidated Balance Sheets	(Unaudited)		(Unaudited)
	March 31	December 31	March 31
(Dollars in thousands)	2005	2004	2004

Assets
Cash and due from banks - noninterest-bearing	$89,981	$55,806	$66,144
Federal funds sold	1,410,600	1,473,500	802,400
Securities:
Available-for-sale, at fair value
Common stocks	203,326	219,099	197,802
Other securities	849,518	447,526	212,074
Held-to-maturity, at amortized cost	11,931	12,344	11,725
Total Securities	1,064,775	678,969	421,601
Loans, net of unearned income	3,006,345	2,793,828	2,372,800
Less: Allowance for loan losses	33,076	32,882	36,767
Net Loans	2,973,269	2,760,946	2,336,033
Premises and equipment, net	25,732	25,399	26,244
Accrued interest receivable and other assets	29,067	18,644	34,961
Goodwill, net of accumulated amortization	4,523	4,523	4,523
Total Assets	$5,597,947	$5,017,787	$3,691,906

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$257,936	$235,700	$243,594
Interest-bearing	4,374,957	3,864,452	2,625,727
Total Deposits	4,632,893	4,100,152	2,869,321
Long-term debt - subordinated debentures	280,932	255,158	177,837
Other borrowings	8,588	6,931	34,105
Accrued interest payable and other liabilities	70,825	55,955	57,941
Total Liabilities	4,993,238	4,418,196	3,139,204

Shareholders' Equity
Common stock, surplus and retained earnings	561,361	542,214	488,749
Net unrealized gains on available-for-sale securities	43,348	57,377	63,953
Total Shareholders' Equity	604,709	599,591	552,702
Total Liabilities and Shareholders' Equity	$5,597,947	$5,017,787	$3,691,906

Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31
(In thousands, except per-share data)	2005	2004
Interest, loan fees, and dividend income	$82,526	$50,732
Interest expense	30,977	13,951
Net Interest Income	51,549	36,781
Provision for loan losses	—	—
Net Interest Income after
Provision for Loan Losses	51,549	36,781
Noninterest Income:
Service charges on deposit accounts	2,975	2,932
Securities gains/(losses), net	2,672	1,254
Other income	568	551
Total noninterest income	6,215	4,737
Noninterest Expense:
Salaries and employee benefits	10,272	9,627
Net occupancy	1,005	993
Data processing	377	729
Depreciation - furniture & equipment	283	318
Other expenses	2,491	2,568
Total noninterest expense	14,428	14,235
Income before income taxes	43,336	27,283
Income tax expense	15,216	9,348

Net Income	$28,120	$17,935

Earnings Per Common Share:
Basic	$1.01	$0.64
Diluted	$0.97	$0.62

Weighted Average Common and Common
Equivalent Shares Outstanding	28,861	28,888

Average Balance Sheets and Net Interest Margin (Unaudited)
	Three Months Ended March 31:
		2005			2004
	Average	Interest	Yield/	Average	Interest	Yield/
(Dollars in thousands)	Balance	and Fees	Cost	Balance	and Fees	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$2,080,795	$13,770	2.65%	$855,225	$3,286	1.54%
Common stocks at the Bank Holding Company (2)	215,016	2,260	4.20%	195,364	2,167	4.44%
Loans, net of unearned income (3)	2,896,992	67,142	9.27%	2,487,833	45,897	7.38%
Total earning assets	5,192,803	83,172	6.41%	3,538,422	51,350	5.80%
Noninterest-earning assets:
Cash and due from banks—noninterest bearing	112,648			95,985
Allowance for loan losses	(32,994)			(36,625)
Premises and equipment, net	25,558			26,291
Other assets, including goodwill	24,106			34,381
Total assets	$5,322,121			$3,658,454

Liabilities and Shareholders' Equity
Deposits—interest-bearing:
Money market deposits	$1,601,191	$10,693	2.67%	$1,193,281	$5,063	1.70%
Brokered certificates of deposit	485,884	3,997	3.29%	591,434	3,753	2.54%
Retail certificates of deposit	1,575,324	11,367	2.89%	419,707	2,230	2.13%
NOW deposits	292,622	1,104	1.51%	233,095	591	1.01%
Savings deposits	161,786	197	0.49%	167,175	207	0.49%
Total interest-bearing deposits	4,116,807	27,358	2.66%	2,604,692	11,844	1.82%

Long-term debt – subordinated debentures	260,026	3,476	5.35%	177,837	1,856	4.17%
Other borrowings	10,277	143	5.57%	35,879	251	2.80%
Total interest-bearing liabilities	4,387,110	30,977	2.82%	2,818,408	13,951	1.98%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing deposits	267,658			239,081
Other liabilities	65,015			52,257
Shareholders' equity	602,338			548,708
Total liabilities and shareholders' equity	$5,322,121			$3,658,454

Interest income and loan fees/average earning assets	$5,192,803	$83,172	6.41%	$3,538,422	$51,350	5.80%
Interest expense/average interest-bearing liabilities	$4,387,110	30,977	2.82%	$2,818,408	13,951	1.98%
Net interest spread		$52,195	3.59%		$37,399	3.82%

Net interest margin			4.02%			4.23%

Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1) Liquidity management assets include federal funds sold and securities other than common stocks at the Bank Holding Company. Interest income on securities includes a tax equivalent adjustment of $10,000 and $9,000 for 2005 and 2004, respectively.
(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $619,000 and $593,000 for 2005 and 2004, respectively.
(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $18,000 and $16,000 for 2005 and 2004, respectively. Includes net interest income derived from interest rate swap contracts.

Net Interest Income and Net Interest Margin

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin represents net interest income as a percentage of the average earning assets during the period.

For the three months ended March 31, 2005, Corus’ net interest income increased by 40% to $51.5 million compared to $36.8 million for the same period in 2004. The increase was due to continued strong loan growth and increasing yields on loans. Increased yields resulted from a complex mixture of various factors including (1) an increased focus on condominium loans, which tend to have higher yields than other property types, (2) faster payoffs of all types of commercial real estate loans causing the associated loan fees to be amortized over a shorter time period, and (3) increases in short-term interest rates. Loan fees for the three months ended March 31, 2005 totaled $17.9 million, compared to $8.9 million for the prior year.

For the three months ended March 31, 2005, Corus’ net interest margin decreased by 21 basis points compared to the prior year. The decrease in net interest margin is primarily the result of deposits increasing faster than loans outstanding. The deposits not being used to support loan growth are invested in Fed Funds and short-term U.S. agency securities that, to a great extent, have yields comparable to what is being paid on the deposits. Therefore, we generate minimal net interest income from those deposits. The mix of these funds with our normal business has a negative impact on the overall net interest margin. With all that said, deposits are the lifeblood of our bank and we are extremely pleased to have been able to achieve such strong deposit growth.

Noninterest Income

For the three months ended March 31, 2005, noninterest income increased by $1.5 million compared to the prior year. The increase mainly resulted from higher net securities gains, as described below.

Securities Gains/(Losses), net
For the three months ended March 31, 2005, Corus recorded net securities gains of $2.7 million compared to gains of $1.3 million in the same period of 2004. The following details the net securities gains/(losses) by source:

	Three Months Ended
	March 31
(in thousands)	2005	2004
Gains on common stocks	$2,659	$81
Trading account gains/(losses), net	—	(258)
Mark-to-market adjustments on non-hedge derivatives	13	1,431
Total security gains/(losses), net	$2,672	$1,254

Gains on common stocks
Gains on common stocks relate to Corus’ common stock portfolio of various financial industry companies. Gains or losses are recognized when either the investment is sold or when the company is acquired by another company. During the first quarter of 2005, $1.8 million in gains were recognized due to sales and cash acquisitions while $0.8 million in gains were the result of third party stock-for-stock acquisitions of companies in which Corus held an equity investment. The gains from third party acquisitions are recognized regardless of whether the acquisition price is paid in cash or stock. Note that gains from stock-for-stock transactions have neither a cash flow nor net tax impact; this is GAAP treatment for accounting for stock-for-stock acquisitions.

Trading account gains/(losses), net
From time to time, the Company may enter into security transactions in anticipation of taking gains on short-term price movements. Such securities are classified on our books as trading securities. Eligible trading securities include Treasury securities, agency securities and interest rate derivatives. All open trading positions are monitored closely by senior management and “loss limits” are in place to reduce potential losses.

Securities purchased for trading purposes are, at the time of purchase, clearly indicated as Trading Account securities on the Company’s books. Taking any action that would require the reclassification of any security to another classification after it has been initially designated as trading, available-for-sale, or held-to-maturity, is against the Bank’s policy and requires approval by the Bank’s Board of Directors.

Trading securities are marked to market on an ongoing basis with the resulting gain or loss included in income. Corus recorded $258,000 in trading losses in the three months ended March 31, 2004.

Mark-to-market adjustments on non-hedge derivatives
For the three months ended March 31, 2004, the Bank recorded gains of $1.4 million from mark-to-market adjustments on non-hedge derivatives. These adjustments resulted primarily from basis swaps held by Corus, which were sold in April 2004. Mark-to-market adjustments associated with the remaining non-hedge derivatives have been, and are expected to remain, immaterial.

Noninterest Expense

For the three months ended March 31, 2005, noninterest expense was essentially flat compared to the prior year. Salaries and benefits increased moderately due primarily to higher staffing levels and increases in commercial loan officer bonus accruals. Partially offsetting the increase in salaries and benefits was a decline in data processing expense of $352,000 attributable to savings related to a new core data processing system installed in the second quarter of 2004.

Common Stock Portfolio

At March 31, 2005, Corus held investments in the common stocks of 25 financial industry companies valued at $203.3 million, including net unrealized gains of $73.2 million. The following is a list of Corus’ holdings as of March 31, 2005:

	Ticker		Market	Percentage of
Corporation	Symbol	Shares Held	Value	Portfolio
(dollars in thousands)
Amcore Financial Inc.	AMFI	142,500	$4,026	2.0%
Amsouth Bancorporation	ASO	466,015	12,093	5.9
Associated Banc Corp.	ASBC	121,179	3,784	1.9
Bank of America Corp.	BAC	670,594	29,573	14.5
Bank of New York Co. Inc.	BK	100,000	2,905	1.4
BB&T Corp.	BBT	33,736	1,318	0.6
Citigroup Inc.	C	225,000	10,112	5.0
City National Corp.	CYN	84,000	5,865	2.9
Comerica Inc.	CMA	339,300	18,689	9.2
Commerce Bancshares Inc.	CBSH	29,915	1,442	0.7
Compass Bancshares Inc.	CBSS	108,750	4,937	2.4
Fremont General Corp.	FMT	820,000	18,032	8.9
Hibernia Corp.	HIB	154,200	4,936	2.4
JP Morgan Chase & Co.	JPM	500,864	17,330	8.5
MAF Bancorp Inc.	MAFB	281,550	11,696	5.8
Mercantile Bankshares Corp.	MRBK	58,500	2,975	1.5
Merrill Lynch & Co. Inc.	MER	132,000	7,471	3.7
Morgan Stanley Dean Witter & Co.	MWD	82,000	4,695	2.3
National City Corp.	NCC	74,520	2,496	1.2
Provident Bancshares Corp.	PBKS	43,757	1,442	0.7
Regions Financial Corp.	RF	143,554	4,651	2.3
SunTrust Banks Inc.	STI	48,000	3,459	1.7
TD Banknorth	BNK	44,100	1,378	0.7
US Bancorp	USB	268,870	7,749	3.8
Wachovia Corp.	WB	398,191	20,272	10.0
Total			$203,326	100.0%

During both the three months ended March 31, 2005 and March 31, 2004, Corus received dividends on the stock portfolio of $1.6 million. In addition to dividend income, Corus also recognized $2.7 million in security gains in the first quarter of 2005 and $81,000 in the same period of 2004 related to the common stock portfolio. Finally, Corus expects to report a third quarter 2005 gain of approximately $2.7 million from Capital One Financial’s (COF) announced plans to acquire Hibernia Corp. (HIB). See noninterest income section for discussion of realized and unrealized gains and losses.

Securities Other Than Common Stocks

Corus' current asset/liability management philosophy is that all current security purchases are classified as available-for-sale or trading. This is due to management’s belief that virtually all securities should be available to be sold in conjunction with our liquidity and asset/liability management strategies.

At March 31, 2005, available-for-sale securities other than common stocks increased to $849.5 million due mainly to Corus’ increased investment in short-term U.S. agency securities. As of March 31, 2005, 40% of the carrying value of the available-for-sale portfolio with stated maturities was scheduled to mature within one year, 81% within two years, and 99% within three years.

Loan Portfolio

The following table details the composition of Corus’ loan portfolio (excludes unfunded commitments):

	March 31, 2005		December 31, 2004		March 31, 2004
(in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate:
Senior non-construction	$1,422,181	47%	$1,419,670	51%	$1,112,487	47%
Senior construction	1,327,162	44	1,101,973	39	1,072,004	45
Mezzanine	115,145	4	111,278	4	45,294	2
Total commercial real estate	2,864,488	95%	2,632,921	94%	2,229,785	94%
Commercial	93,520	3	109,582	4	79,004	3
Residential real estate and other	48,337	2	51,325	2	64,011	3
Total loans	$3,006,345	100%	$2,793,828	100%	$2,372,800	100%

Commercial Real Estate Lending
Commercial real estate loans are comprised of senior non-construction, senior construction, and mezzanine loans. The stated maturities of senior non-construction loans are typically 1-5 years in length. Many of these loans are to borrowers in the business of converting apartments to condominiums. These loans are typically fully funded at the outset and paid down as the condominiums are sold. Most of the remaining senior non-construction loans are typically amortizing loans collateralized by income-producing properties such as hotels, office buildings or apartment projects.

Senior construction loans typically have stated maturities of 2-3 years and are funded throughout the term as construction progresses. Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus first mortgage loan (as opposed to a third party's). Interest rates charged for mezzanine loans are considerably higher than those charged for typical first mortgage loans, but the loans also carry additional risk.

At March 31, 2005, funded commercial real estate loans totaled $2.9 billion, an increase of $635 million, or 28%, compared to the prior year. This, however, only reflects actual balances outstanding, which excludes commitments. While not yet funded, commitments, which consist of unfunded loan amounts and commitment letters issued, are also a significant part of the loan portfolio. Including commitments, the commercial loan portfolio totals $6.3 billion.

Commercial Real Estate Loans and Unfunded Commitments
	March 31, 2005		December 31, 2004		March 31, 2004
(in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Funded commercial real estate loans, net	$2,864,488	46%	$2,632,921	50%	$2,229,785	60%
Commitments:
Loans - unfunded portion	2,857,456	45	2,575,519	48	1,195,063	33
Commitment letters (1)	587,980	9	88,000	2	266,974	7
Letters of credit	5,687	—	12,937	—	10,454	—
Total	$6,315,611	100%	$5,309,377	100%	$3,702,276	100%

(1) Commitment letters are pending loans for which commitment letters have been issued to the borrower. These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table on page 14 of this report, included in the amounts labeled as Commitments Accepted and Commitments Offered .

Corus’ commitments are primarily comprised of unfunded commitments under commercial real estate senior construction loans. While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

Commercial Real Estate Loans - Originations
Corus originated 22 loans with commitments aggregating $1.1 billion in the first quarter of 2005, which more than doubles the commitment amount of $526 million from the 13 loans originated in the first quarter of 2004. To clarify, an origination occurs when a loan closes with the origination amount equaling Corus’ full commitment under that loan. Since many of Corus’ loans are for construction projects, the funds are often not drawn by the borrower at the closing but rather over an extended period of time. Due to this characteristic, coupled with the rather unpredictable nature of loan paydowns/payoffs (collectively referred to as “paydowns”), attempting to use loan originations to forecast loan growth is not advisable.

Commercial Real Estate Loans - Paydowns
Total paydowns in the three months ended March 31, 2005 were $569 million. This compares to total paydowns of $516 million in the same period of 2004. The timing of loan paydowns is inherently difficult to predict. With that said, we would expect that our paydowns will generally trend higher as our loan portfolio increases in size.

The following tables break out commercial real estate loans by size, property type, and location:

Commercial Real Estate Loans - By Size
(dollars in millions)	As of March 31, 2005
	# of	Total Commitment(1)
	Loans	Amount	%
$100 million and above	10	$1,156	18%
$80 million to $100 million	9	761	12
$60 million to $80 million	16	1,104	18
$40 million to $60 million	30	1,475	24
$20 million to $40 million	38	1,091	17
$1 million to $20 million	84	747	12
Less than $1 million	NM	26	—
Deferred fees/other discounts	N/A	(44)	(1)
Total	187	$6,316	100%

Commercial Real Estate Loans - By Property Type
(dollars in millions)	As of March 31, 2005
	# of	Total Commitment(1)
	Loans	Amount	%
Condominium	120	$5,190	82%
Hotel	26	477	8
Office	12	311	5
Rental apartment	8	228	4
Other	21	128	2
Loans less than $1 million	NM	26	—
Deferred fees/other discounts	N/A	(44)	(1)
Total	187	$6,316	100%

NM – Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

Commercial Real Estate Loans - By Major Metropolitan Area
(dollars in millions)	As of March 31, 2005
	# of	Total Commitment(1)
	Loans	Amount	%
Florida:
Miami/South East Florida	18	$934	15%
Other Florida	11	394	6
Florida Total	29	1,328	21

Washington, D.C.(2)	27	1,196	19

California:
Los Angeles	18	507	8
San Diego	9	365	6
San Francisco	5	172	3
Sacramento	1	14	—
California Total	33	1,058	17

New York City	25	859	14

Las Vegas	10	655	10

Chicago	26	366	6

Atlanta	7	279	5

Texas:
Houston	7	176	3
Dallas	2	13	—
Texas Total	9	189	3

Other (3)	21	404	6
Loans less than $1 million	NM	26	—
Deferred fees/other discounts	N/A	(44)	(1)
Total	187	$6,316	100%

NM – Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2) Includes northern Virginia and Maryland loans.
(3) No other metropolitan area exceeds three percent of the total.

Commercial Real Estate Loans Pending
Finally, the following table presents a comparison of Corus’ loans pending listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Discussion Pending is in its earliest stages.

Commercial Real Estate Loans Pending
(dollars in millions)	March 31, 2005		December 31, 2004		March 31, 2004
	# of		# of		# of
	Loans	Amount	Loans	Amount	Loans	Amount
Commitment Accepted (1)	4	$269	2	$53	2	$40
Commitment Offered (1)	6	366	1	35	7	227
Application Received	16	889	14	794	8	477
Application Sent Out	13	1,025	18	1,175	12	622
Term Sheet Issued	50	3,530	45	2,626	42	2,371
Discussion Pending	1	59	-	-	2	104
Total	90	$6,138	80	$4,683	73	$3,841

(1) Pending loans for which commitment letters have been issued. These amounts are also included in the Commercial Real Estate Loans and Unfunded Commitments table on page 11 of this report.

In total, loans pending have increased significantly from the same period in 2004. It has been the Company’s experience that pending loans that reach the Application Received stage are highly likely to ultimately close.

Commercial Lending
Commercial loans are primarily loans to Corus’ customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

Other Lending
With regard to the remaining portfolio, residential first mortgage, home equity, and student loan balances continue to decline as the Bank implements plans to allow these portfolios to “run-off.” Minimal new originations are expected.

Asset Quality

Nonperforming Assets
Nonperforming loans are nonaccrual loans, troubled debt restructurings and 90 days or more past due loans still accruing interest. The breakdown is shown below:

	March 31	December 31	March 31
(in thousands)	2005	2004	2004
Nonperforming loans:
Nonaccrual	$75	$76	$7,349
Troubled debt restructurings	22,639	23,479	4,781
Loans 90 days or more past due	3,504	5,675	957
Total nonperforming loans	26,218	29,230	13,087
Other real estate owned	—	44	130
Total nonperforming assets	$26,218	$29,274	$13,217

Nonperforming loans/Total loans	0.87%	1.05%	0.55%
Nonperforming assets/Total assets	0.47%	0.58%	0.36%

Total nonperforming assets decreased slightly from December 31, 2004 but increased compared to March 31, 2004 by $13.0 million. The year-over-year increase is primarily due to an increase in Troubled Debt Restructurings (“TDRs”). A TDR is a loan that was restructured in such a way as to provide the borrower with some form of concession relative to market absent a concession from the borrower that is deemed to be approximately proportionate to the lender’s concession. Typically, the lender’s concession is in the form of a lower interest rate, an extended term, or forgiven principal or interest. A borrower’s concession often comes in the form of loan paydowns, and/or additional collateral or guarantees.

A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve, albeit at somewhat less favorable terms to the lender. The two hotel loans that constitute the $22.6 million TDR balance are current in terms of required payments. No loss is expected.

Allowance for Credit Losses
A reconciliation of the activity in the allowance for credit losses is as follows:

	Three Months Ended
	March 31
(in thousands)	2005	2004
Balance at January 1	$37,882	$36,448
Provision for loan losses	—	—
Charge-offs	(128)	(235)
Recoveries	322	554
Balance at March 31	$38,076	$36,767

Components:		—
Allowance for loan losses	$33,076	$36,767
Liability for credit commitments	5,000	0151
Total Allowance for Credit Losses	$38,076	$36,767

Loans at March 31	$3,006,345	$2,372,800
Allowance for loan losses as a percentage of loans	1.10%	1.55%

Commercial Real Estate Loan Net (Charge-off)/Recovery History

(in thousands)	Commercial Real Estate Loan
Period	Net (Charge-off)/Recovery
2005 (1st Qtr)	$—
2004	—
2003	—
2002	17
2001	10
2000	42
1999	62
1998	148
1997	(155)
1996	820
1995	(240)
Total Net Recoveries	$704

Corus has had particularly impressive results with commercial real estate lending. In fact, we have actually had zero charge-offs in the past five years, and de minimus charge-offs over the past 10-plus years. However, we anticipate that at some point we will have charge-offs.

Funding/Liquidity

Corus’ liquidity policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times as well as meeting Corus’ financial obligations. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets include cash and cash equivalents, federal funds sold, and marketable securities that can be sold quickly without a material loss of principal.

Bank Holding Company
Cash needs of the parent company consist primarily of the payment of dividends to shareholders, the payment of interest and principal payments on short-term and long-term debt, and the payment of operating expenses. Also, from time-to-time the parent company may repurchase shares, infuse capital into the Bank, or be required to advance funds pursuant to any of several loan participation agreements previously entered into with the Bank.

The parent company’s primary source of cash to meet these needs is dividends from the Bank. The Bank’s ability to pay these dividends is dependent on its ability to generate earnings and to meet regulatory restrictions. At March 31, 2005, the Bank had $91.9 million available to pay in dividends to the parent company without prior regulatory approval while maintaining well-capitalized status. Corus’ capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of the Bank’s overall financial condition or prospects.

Additional sources of liquidity available to the parent company include dividends from its equity securities portfolio, a revolving $80 million line of credit (see Other Borrowings section), cash that could be generated from sales of equity securities, and access to the capital markets.

Although Corus currently has no debt ratings or ratings outlook from any of the major ratings agencies, it has been able to access the capital markets via “Pooled” Trust Preferred Securities issuances (see Long-Term Debt - Subordinated Debentures section). The majority of the proceeds from these issuances were infused into the Bank in order to increase its legal lending limit, allowing the Bank to make larger commercial real estate loans.

It should be noted that all of the parent company’s debt is variable-rate and, as such, management cannot say with certainty what interest payments on this debt will be in the future.

Subsidiary Bank
The Bank’s principal use of cash is the drawdowns of unfunded loan commitments associated with the commercial real estate loan portfolio. At March 31, 2005, Corus had unfunded loan commitments of $3.5 billion. While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of those loan commitments will fund over the next 36 months. The liquidity to fund those commitments will come from normal paydowns on the existing loan portfolio, existing liquid assets, net retail deposit growth (to the extent such occurs), Bank earnings not paid to the parent company as a dividend, and then, if necessary, from issuance of additional brokered certificates of deposit (“BRCD”). In addition, the Bank must retain sufficient funds to satisfy depositors’ withdrawal needs as well as cover operating expenses.

With regard to maintaining liquidity against deposits, the Bank allocates liquidity against retail deposits (all of the Bank’s deposits except for BRCD) separately from liquidity against BRCD. In the past year, the Bank has experienced tremendous growth in its retail deposit base. While the Bank experienced growth in money market and NOW accounts, the largest growth came in the certificate of deposit (“CD”) category, primarily with maturities of one year and less. Due to their short-term nature, these CDs present greater liquidity risk than longer term CDs. With that said, the growth in these short-term CDs has been very recent and, as such, the Bank has very little retention information. Rather than attempting to assign different liquidity levels by product type, maturity, etc., the Bank has instead chosen to allocate substantial liquidity against retail deposits in total.

For BRCDs, the Bank’s plan is to stagger their maturities over seven years in order to avoid the liquidity risk of an overly significant portion of BRCD maturing during any given year. To further mitigate liquidity risk, Corus’ liquidity policy requires that the Bank hold more liquid assets as the level of BRCD increases. As of March 31, 2005, BRCD totaled $469.9 million. The Bank has established a BRCD limit such that this funding source will not exceed 41% of total deposits (i.e., retail deposits and BRCD). Based on deposit levels at March 31, 2005, this implies a maximum amount of BRCD of $2.9 billion. It should be noted, however, that should the Bank fail to maintain its well-capitalized status, its ability to access credit through BRCD would be limited.

The Company is not aware of any known trends, commitments, events, regulatory recommendations or uncertainties that would have any adverse effect on the Company's capital resources, operations or liquidity.

Long-Term Debt - Subordinated Debentures

During the first quarter of 2005, Corus formed a wholly owned finance subsidiary for the sole purpose of issuing Trust Preferred securities. The subsidiary issued $25 million in Trust Preferred securities and Corus, in turn, issued subordinated debentures to the trust subsidiary in the amount of $25.8 million - the difference being Corus’ investment in the subsidiary. The terms for both the Trust Preferred securities and the subordinated debentures are essentially identical.

Including this most recently formed subsidiary, Corus now has eight such entities to which Corus has issued $280.9 in subordinated debentures. The instruments all mature 30 years from their respective issuance dates and include interest rates ranging from LIBOR plus 2.22% to LIBOR plus 3.10%, resetting quarterly.

Other Borrowings

As of March 31, 2005, other borrowings consisted primarily of a revolving line of credit for up to $80 million at an interest rate of LIBOR plus 140 basis points. In addition, a fee at an annual rate of ¼% of the average unused commitment is due quarterly. The line of credit matures on March 31, 2008, and is collateralized by 100% of the common stock of the subsidiary bank. The balance outstanding at March 31, 2005, was $7.5 million. This line of credit is intended to provide the holding company with the necessary financing to fund those loans in which it has purchased a participation from its subsidiary bank.

Commercial Real Estate Risk

The following disclosure is not computed in accordance with generally accepted accounting principles (“GAAP”) and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate (“CRE”) loans the Bank originates into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan's Probability of Default (“POD”) and its Loss Given Default (“LGD”) if a serious recession should occur. The POD is our estimate of how likely it is, given a serious recession, a loan would go into default while the LGD is our estimate, given such a default, of what percentage of the loan would have to be charged off. This point bears repeating - the POD and LGD estimates are not based on today's market conditions; they are instead arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession. Management believes that assessing the impact that a severe recession would have on the portfolio is the best method to truly stress the portfolio.

As a proxy for the potential cash flow and/or values of the underlying real estate, management uses, among other things, the severe declines in CRE property values experienced in California and New England during the late 1980's and early 1990's. The analysis assumes, based on information collected from various regulatory and industry sources, that office and hotel projects will be worth only 50% to 60% of their cost (not appraised value) and typically assumes that rental and for-sale housing will be worth 60% to 80% of cost. Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Additionally, while this system of analysis is based on a serious recession, it is certainly possible that the Company could experience meaningful nonperforming loans and charge-offs even in the absence of such a recession. While Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated. Note that this analysis is not predicated upon when or how often serious recessions may occur, but rather upon the anticipation of such events.

Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages, and the resulting implied CRE loans that could default and losses that could occur. The increases in POD and LGD are largely a function of the increasing levels of mezzanine loans as a percentage of total loans.

	March 31	December 31	March 31
(in millions)	2005	2004	2004
CRE Loans & Unfunded Commitments
CRE loans outstanding	$2,864	$2,633	$2,230
Unfunded commitments	3,451	2,676	1,472
CRE loans & unfunded commitments	$6,315	$5,309	$3,702

Potential Defaults & Losses
CRE loans & unfunded commitments	$6,315	$5,309	$3,702
Probability of Default (POD) (1)	16%	15%	15%
Potential CRE loans that could default	979	818	555
Loss Given Default (LGD) (1)	17%	17%	16%
Potential losses that could occur	$169	$143	$89

Nonperforming Loans
Potential CRE loans that could default	$979	$818	$555
Potential losses that could occur	(169)	(143)	(89)
Potential remaining CRE nonperforming loans	$810	$675	$466
(1) The POD and LGD estimates are not based on today's market conditions, instead they are arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.

The internal loan rating system projects that as of March 31, 2005, the Bank could have $979 million of defaulted commercial real estate loans and $169 million of these loans would be charged off. This would clearly be a huge increase from Corus’ historical experience. With that said, it is essential to understand that the Bank underwrites loans with the potential for such a recession in mind. In fact, management assumes a serious recession will occur every ten years or so. Based on such a frequency, the projected $169 million of charge-offs would represent an annualized loss “expense” of $16.9 million, or 0.27% of Corus’ total loan commitments of $6.3 billion. This “economic” loss expense is factored in when analyzing the potential profitability of each loan the Bank underwrites. It is only after that economic loss expense has been subtracted that management begins to assess whether the loan presents an acceptable potential profit versus the perceived risks. While the Bank has yet to experience a large amount of nonperforming loans or charge-offs, our planning anticipates that it will occur and we have already factored this “cost” into the profitability of our loans.

Please note that while this internal loan rating system generates very precise numbers, and management has worked hard to arrive at inputs we believe reasonable, this precision is more a function of the mathematical nature of the model than a belief on our part that future results can be predicted with any such certainty. This model, like all models, requires numerous assumptions and, in this case, assumptions about how vulnerable each and every individual loan will be to a serious recession at some unknown point in the future. Further, the pristine credit quality of Corus’ commercial real estate portfolio over the past ten-plus years has deprived us of any meaningful “data points” with which management might have been able to refine the estimates. While the results reflect our best estimates, the actual level of nonperforming loans and charge-offs that may ultimately come to pass could be materially different from these projections.

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